EXHIBIT 99.1

The premier capital provider to the hospitality industry TM	NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	Chief Operating Officer and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD COMPLETES ACQUISITION OF MARRIOTT CRYSTAL GATEWAY
Acquisition Highlights:
◊	Acquired for $100 million with a reimbursement to seller for $7 million of recently spent CapEx

◊	TTM NOI cap rate of 9.0% and EBITDA yield of 11.4% based upon $107 million of consideration

◊	Continues Ashford’s expansion into major markets with prominent Washington, D.C. hotel

◊	Will invest additional CapEx of $13 million over next 12 months for rooms renovation

◊	Seller takes $42.7 million in operating partnership units at $11.20 per unit as part of the total consideration

◊	Ashford’s direct hotel portfolio increases to 73 assets totaling 12,963 rooms
DALLAS — (July 13, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) announced it has completed the acquisition of the 697-room Marriott Crystal Gateway in Arlington, Virginia, for total consideration of $107 million ($153,515 per key). The seller was represented by Molinaro Koger. Marriott Crystal Gateway is managed by Marriott International under a long-term management agreement.
The purchase price is comprised of the assumption of a $53.3 million loan with a fixed interest rate of 7.24% and maturity date of 2017, the reimbursement of capital expenditures costs of approximately $7 million, and the issuance of 3,814,842 Class B Operating Partnership units. The Class B Operating Partnership units are priced at $11.20 per unit which was a premium to the common share price upon signing the purchase and sale agreement. The Class B units will have a fixed dividend of 6.63% in years 1-3 and 7.0% thereafter based upon the $11.20 per unit price, and will have priority over common dividends. After 10 years, either party may convert the units to common units. On a trailing 12-month basis, the purchase price represents a cap rate of 9% on net operating income and an 8.8x EBITDA multiple, or an 11.4% EBITDA yield.
Monty Bennett, President and CEO of Ashford Hospitality Trust, said, “The Marriott Crystal Gateway acquisition demonstrates our ability to acquire off-market, high-quality hotel assets at very attractive returns. By utilizing an efficient operating partnership structure, we created additional shareholder benefit. Crystal City is undergoing a renaissance with new office, retail, and residential growth anticipated over the next few years. The Marriott Crystal Gateway is uniquely positioned to take advantage of this increased demand in the DC hotel market and achieve greater RevPAR penetration as a result of recent and future upgrades to the hotel.”
-MORE-

AHT Acquires Marriott Crystal Gateway in Arlington, Virginia

July 13, 2006
Marriott Crystal Gateway has 697 rooms, 33,355 square feet of meeting space and 2 food and beverage facilities. Opening in 1982 with the 453-room Capital Tower and subsequently adding the 244-room Arlington Tower in 1986, the hotel completed a $9.5 million renovation in 2002 and renovated the lobby and food and beverage areas in 2005. Ashford expects to invest $13 million during the first year of ownership on additional capital improvements to complete a full guestroom renovation. The hotel is located within Crystal City, a premier office, residential and retail market, and minutes away from Reagan National Airport.
* * * * *
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the renovation will be completed in the next 12 months, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
-END-